WILKINSON O’GRADY & CO., Inc.

Code of Conduct and Ethics

April 2015

This Code of Conduct and Ethics (this “Code”) is the property Of Wilkinson O’Grady & Co., Inc. d/b/a Fiera Capital Global Asset Management (“WOCO” or the “Company”) and must be returned to the Company should an Employee’s association with the Company terminate for any reason. The contents of this Code are confidential and should not be revealed to third parties. This Code is intended to give sufficient information and guidance such that an employee may gain an understanding of the standards of business conduct applicable to Employees as well as the regulatory rules and requirements that WOCO is subject to. Circumstances vary and practices evolve. To retain flexibility and relevance, new policies, guidance and amendments may be promulgated by email or even verbally before ultimately being incorporated into this Code. Such communications should be considered to be as valid and binding as the formal guidance contained in this Code. Where the information or guidance contained in this Code or in the Company’s Compliance Policies and Procedures Manual (the “Compliance Manual”) does not appear to address your particular situation you should consult with WOCO’s Chief Compliance Officer, Mr. Stephen McShea.

Wilkinson O’Grady & Co., Inc.

Code of Conduct and Ethics

TABLE OF CONTENTS

Definitions	3
Background	5
Standards of Business Conduct	6
Insider Trading Policy	7
Personal Securities Transactions Policy	10
External Activities Policy	14
Attachment A – Code of Conduct and Ethics Acknowledgement Form	17
Attachment B—Employee Compliance Questionnaire	18
Attachment C – Preclearance Form for Securities Transactions	20
Attachment D – Quarterly Reporting Form: Transactions and Accounts	22
Attachment E – Initial/Annual Holdings Reporting Form: Reportable Securities	23
Attachment F – Initial/Annual Holdings Reporting Form: Accounts	24
Attachment G – Letter to a Broker/Dealer	25

Wilkinson O’Grady & Co., Inc.

Code of Conduct and Ethics

Definitions

•	Access Person – An Access Person is a Supervised Person who has access to non-public information regarding any client’s trading or any Reportable Fund’s holdings, who is involved in making securities recommendations to Clients, or who has access to non-public securities recommendations. Due to WOCO’s structure, all of WOCO’s Employees are presumed to be Access Persons. For the purpose of the Code of Conduct and Ethics, independent directors are not considered Supervised Persons, and therefore, are not Access Persons.

•	Advisers Act – Investment Advisers Act of 1940, as amended.

•	Automatic Investment Plan – A program in which regular trades are made automatically in accordance with a predetermined schedule and allocation. An Automatic Investment Plan includes a dividend reinvestment plan.

•	Beneficial Interest – Employees are considered to have beneficial ownership of securities if they have or share a direct or indirect pecuniary interest in the securities. Employees have a pecuniary interest in securities if they have the ability, directly or indirectly, to profit or share in any profit from a securities transaction. An individual generally has a Beneficial Interest in all securities held directly or indirectly, as well as those owned directly or indirectly by family members sharing the same household. Examples are provided within the Personal Securities Transaction Policy.

•	CCO – Stephen McShea, Chief Compliance Officer.

•	Clients – WOCO’s separate managed accounts, the Private Fund and Mutual Funds

•	Employees – WOCO’s officers, principals and employees as well as Associated Persons.

•	ERISA – The Employee Retirement Income and Savings Act of 1974, as amended.

•	Federal Securities Laws – The Federal Securities Laws includes the Securities Act, the Exchange Act, the Sarbanes-Oxley Act of 2002, the IC Act, the Advisers Act, Title V of the Gramm-Leach-Bliley Act, any rules adopted by the SEC under any of these statutes, the Bank Secrecy Act as it applies to investment companies and investment advisers, and any rules adopted thereunder by the SEC or the Department of the Treasury.

•	Fiera Associated Persons – Employees of Fiera Capital Corporation that perform services for Clients who have agreed to comply with the PA Manual with respect to services performed for Clients.

•	IC Act – The Investment Company Act of 1940, as amended.

•	Insider Trading – Trading personally or on behalf of others on the basis of Material Non-Public Information, or improperly communicating Material Non-Public Information to others.

•	IPO – An initial public offering. An IPO is an offering of Securities registered under the Securities Act where the issuer, immediately before the registration, was not subject to the reporting requirements of sections 13 or 15(d) of the Exchange Act.

•	Material Non-Public Information – Information that (i) has not been made generally available to the public, and that (ii) a reasonable investor would likely consider important in making an investment decision. Consult Wilkinson O’Grady & Co., Inc.’s CCO if you are unsure whether information constitutes Material Non-Public Information.

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•	Mutual Fund(s) – The registered investment companies advised or sub-advised by WOCO.

•	Nonpublic personal Information – Regulation S-P defines “Nonpublic personal Information” to include personally identifiable financial information that is not publicly available, as well as any list, description, or other grouping of consumers derived from nonpublic personally identifiable financial information.

•	PA Manual – The Participating Affiliate Compliance Policies and Procedures included in the Compliance Manual.

•	Private Placement – Also known as a “Limited Offering.” An offering that is exempt from registration pursuant to sections 4(2) or 4(6) of the Securities Act, or pursuant to Rules 504, 505, or 506 of Regulation D.

•	Security – Any note, stock, treasury stock, security future, bond, debenture, evidence of indebtedness, certificate of interest or participation in any profit-sharing agreement, collateraltrust certificate, pre-organization certificate or subscription, transferable share, investment contract, voting-trust certificate, certificate of deposit for a Security, fractional undivided interest in oil, gas, or other mineral rights, any put, call, straddle, option, or privilege on any security (including a certificate of deposit) or on any group or index of securities (including any interest therein or based on the value thereof), or any put, call, straddle, option, or privilege entered into on a national securities exchange relating to foreign currency, or, in general, any interest or instrument commonly known as a “Security”, or any certificate of interest or participation in, temporary or interim certificate for, receipt for, guaranty of, or warrant or right to subscribe to or Any questions about whether an instrument is a Security for purposes of the Federal Securities Laws should be directed to the CCO.

•	SEC – The Securities and Exchange Commission.

•	CFTC – Commodity Futures Trading Commission

•	Securities Act – The Securities Act of 1933, as amended.

•	Senior Management – Generally WOCO’s officers, directors and mid to high-level supervisors.

•	Supervised Person – An adviser’s supervised persons are its partners, officers, directors (or other persons occupying a similar status or performing similar functions) and employees, as well as any other persons who provide advice on behalf of the adviser and are subject to the adviser’s supervision and control. For the purposes of the Code of Conduct and Ethics, independent directors are not considered supervised persons.

•	SRO – A self-regulatory organization, such as FINRA.

Wilkinson O’Grady & Co., Inc.

Code of Conduct and Ethics

Background

The Code of Conduct and Ethics (“Code”) is comprised of Standards of Business Conduct, an Insider Trading Policy, a Personal Securities Transaction Policy, and an External Activities Policy. The Code is premised on the principle that Wilkinson O’Grady & Co, Inc. (“WOCO”) owes a fiduciary duty to its Clients and is designed to comply with Section 204A and Rule 204A-1 of the Advisers Act and Rule 17j1 of the IC Act. As discussed in greater detail below, Employees must:

•	Comply with Federal Securities Laws;

•	Comply with this Standards of Business Conduct, the Insider Trading Policy, the Personal Securities Transaction Policy, and the External Activities Policy detailed below;

•	Promptly report any improper or suspicious activities, including any suspected violations of this Code to the CCO;

•	Provide the CCO written acknowledgement of receipt of this Code initially upon employment and upon request of the CCO (utilizing Attachment A); and

•	Provide the CCO all information necessary to assess compliance risk for the WOCO (typically, such information will be solicited annually using Attachment B).

Any questions with respect to WOCO’s Code should be directed to the CCO.

The scope of the Code and its operation reflect the fact that a separate code of ethics (the “Registered Fund Code”) has been adopted for each Mutual Fund. The provisions of the Registered Fund Code are applicable to the Mutual Fund and its Covered Persons only to the extent such Covered Person is not otherwise covered by this Code. “Covered Persons” means: (1) the directors, trustees and officers of the Mutual Fund; (2) any person who, in connection with his regular functions or duties, participates in the selection of, or regularly obtains information regarding, the securities currently being purchased, sold or considered for purchase or sale by the Mutual Fund; and (3) any natural person in a control relationship to the Mutual Fund or its investment adviser who obtains information concerning recommendations made to the Mutual Fund with regard to the purchase or sale of securities by the Mutual Fund; provided, however, the term “Covered Persons” does not include persons who are subject to this Code.

Except as otherwise set forth in the PA Manual, Fiera Associated Persons shall only be subject to the Code of Conduct adopted by Fiera Capital Corporation (“Affiliated Code”), together with those portions of the PA Manual addressing personal trading, reporting thereon and other provisions required to be included in a Rule 17j-1 compliant code of ethics (the “PA Manual Code”). Both the Affiliated Code and the PA Manual Code shall be enforced and supervised in accordance with their respective terms.

In the event of a material change to the Code, the Affiliated Code, or the PA Manual Code, as the case may be, the CCO shall inform each Mutual Fund’s Chief Compliance Officer of such change and ensure that the change is approved by each Mutual Fund’s board of directors no later than six months after the change is adopted. In addition, annually, the CCO will provide to each Mutual Fund’s board of directors a written report that: (1) describes any issues arising under the Code, the Affiliated Code, or the PA Manual Code since the last report to the Mutual Fund’s board of directors, including information about material violations of the Code, the Affiliated Code or the PA Manual Code and any sanctions imposed in response to the material violations; and (2) certifies that WOCO has adopted procedures reasonably necessary to prevent Access Persons from violating the Code, the Affiliated Code and the PA Manual Code.

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Code of Conduct and Ethics

Statement of Policy

In addition to the general principles of conduct stated in the Code and the specific trading restrictions and reporting requirements described herein, the Code requires all Employees to comply with applicable federal securities laws. Without limiting the generality of the foregoing, no Employee shall:

•	defraud a client in any manner;

•	mislead a client, including by making a statement that omits material facts;

•	engage in any act, practice or course of conduct which operates or would operate as a fraud or deceit upon a client;

•	engage in any manipulative practice with respect to a client; or

•	engage in any manipulative practice with respect to securities, including price manipulation.

Standards of Business Conduct

WOCO and its Senior Management have the following expectations for Employees:

•	We expect all Employees to act with integrity and in an ethical manner when dealing with the public, current and prospective Clients and Investors, and fellow Employees;

•	We expect all Employees to adhere to the highest standards with respect to any potential conflicts of interest with Clients and/or Investors – simply stated, no Employee should ever enjoy a benefit at the detriment of any Client or Investor;

•	We expect all Employees to notify the CCO promptly in the event that the Employee may have failed to comply with (or becomes aware of another person’s failure to comply with) the policies and procedures set forth in the Compliance Manual or Code; and

•	We expect all Employees to cooperate to the fullest extent reasonably requested by the CCO so as to enable: (i) the CCO to discharge his respective duties under the Compliance Manual and the Code and (ii) WOCO to comply with the Federal Securities Laws to which it is subject.

Reporting Violations and Remedial Actions

WOCO takes the potential for conflicts very seriously. Improper actions by WOCO or its Employees could have severe negative consequences for WOCO, its Clients and Investors, and its Employees. Impropriety, or even the appearance of impropriety, could negatively impact all Employees, including people who had no involvement in the problematic activities.

Therefore, Employees are required to promptly report any improper or suspicious activities, including any suspected violations of the Code, to the CCO. An Employee’s identification of a material compliance issue will be viewed favorably by the Company’s Senior Management. Management is aware of the consequence that may result from this requirement, and shall take action against any Employee that seeks retaliation against another for reporting violations or potential issues. All reports of potential issues will be treated as being made on an anonymous basis. Any reports of potential problems will be thoroughly investigated by the CCO, who will report directly to Senior Management on the matter. Any problems identified during the review will be addressed in ways that reflect WOCO’s fiduciary duty to its Clients.

If any violation of WOCO’s Code, and in particular the Personal Securities Transactions Policy, is determined to have occurred, the Company may impose sanctions and take such other actions as Senior Management deems appropriate. These actions may include requiring that the trades in question be reversed, requiring the disgorgement of profits, issuing a letter of caution or warning, issuing a

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suspension of personal trading rights, suspension of employment (with or without compensation), imposing a fine, making a civil referral to the SEC, making a criminal referral, termination of employment or any combination of the foregoing. All sanctions and other actions taken shall be in accordance with applicable employment laws and regulations. Any profits shall be paid to the applicable Client(s), if any, or given to a charity, as Senior Management shall determine to be appropriate.

If the CCO determines that a material violation of this Code has occurred, the CCO will promptly report the violation, and any association action(s), to WOCO’s senior management. If senior management determines that the material violation may involve a fraudulent, deceptive or manipulative act, WOCO will report its findings to the Mutual Fund’s Chief Compliance Officer and, if necessary and appropriate, the Mutual Fund’s board of directors pursuant to Rule 17j-1.

Insider Trading Policy

Section 204A of the Advisers Act requires every investment adviser to establish, maintain, and enforce written policies and procedures reasonably designed, taking into consideration the nature of such investment adviser’s business, to prevent the misuse of Material Non-Public Information by such investment adviser or any person associated with such investment adviser.

In the past, securities laws have been interpreted to prohibit the following activities:

•	Trading by an insider while in possession of Material Non-Public Information; or

•	Trading by a non-insider while in possession of Material Non-Public Information, where the information was disclosed to the non-insider in violation of an insider’s duty to keep it confidential; or

•	Communicating Material Non-Public Information to others in breach of a fiduciary duty.

Whom Does the Policy Cover?

This policy covers all Employees as well as any transactions in any securities participated in by family members, trusts or corporations directly or indirectly controlled by such persons. In addition, the policy applies to transactions engaged in by corporations in which the Employee is a 10% or greater stockholder and a partnership of which the Employee is a partner unless the Employee has no direct or indirect control over the partnership.

What Information is Material?

Knowledge of the following types of information is generally regarded as material:

•	Dividend or earnings announcements

•	Write-downs or write-offs of assets

•	Additions to reserves for bad debts or contingent liabilities

•	Expansion or curtailment of company or major division operations

•	Merger, joint venture announcements

•	New product/service announcements

•	Discovery or research developments

•	Criminal, civil and government investigations and indictments

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•	Pending labor disputes

•	Debt service or liquidity problems

•	Bankruptcy or insolvency problems

•	Tender offers, stock repurchase plans, etc.

•	Information concerning upcoming research analyst recommendations (upgrades/downgrades) prior to dissemination

•	Recapitalization

Information provided by a company could be material because of its expected effect on a particular class of a company’s securities, all of the company’s securities, the securities of another company, or the securities of several companies. The misuse of Material Non-Public Information applies to all types of securities, including equity, debt, commercial paper, government securities and options.

Material information does not have to relate to a company’s business. For example, information about the contents of an upcoming newspaper column may affect the price of a Security, and therefore be considered material.

What Information is Non-Public?

In order for issues concerning Insider Trading to arise, information must not only be material, but also non-public.

Once non-public information has been effectively distributed to the investing public, it can no longer be classified as Material Non-Public Information. However, the distribution of Material Non-Public Information must occur through commonly recognized channels for the classification to change. In addition, the information must not only be publicly disclosed, there must be adequate time for the public to receive and digest the information. Lastly, non-public information does not change to public information solely by selective dissemination.

Employees must be aware that even where there is no expectation of confidentiality, a person may become an insider upon receiving Material Non-Public Information. Whether the “tip” made to the Employee makes him/her a “tippee” depends on whether the corporate insider expects to benefit personally, either directly or indirectly, from the disclosure.

The “benefit” is not limited to a present or future monetary gain; it could be a reputational benefit or an expectation of a quid pro quo from the recipient by a gift of the information.

Rumors

Rumors do not necessarily constitute public information. If the so-called “rumor” is reported in the financial press, then you can consider it public. However, if it is not disseminated in a manner that constitutes “public” information as described above there is the risk that the information is non-public and, if it is both material and was disclosed to the recipient, directly or indirectly, through the breach of a duty, then it is likely that the rumor is material non-public information. One acceptable way to determine whether a “rumor” is publicly available would be to call the issuer’s public relations officer and inquire as to whether the company has publicly confirmed or denied the rumor. You should not contact any other officer or employee of the issuer to determine the accuracy of a rumor because a confirmation or a denial of the rumor could, in itself, constitute non-public information.

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Code of Conduct and Ethics

Selective Disclosure

Employees must never disclose proposed/pending trades to any Client or other individual/entity outside of WOCO. Additionally, WOCO must be careful when disclosing the composition of Clients’ portfolios without obtaining consent from the CEO. Federal Securities Laws may specifically prohibit the dissemination of such information and doing so may be construed as a violation of WOCO’s fiduciary duty to Clients. Selectively disclosing the portfolio holdings of a Client’s portfolio may also be viewed as engaging in a practice of favoritism. Including information regarding Clients’ portfolio holdings in marketing materials and WOCO’s website is subject to the CEO’s approval in accordance with WOCO’s Marketing and Advertising Policy contained in the Compliance Manual. All inquiries that are received by Employees to disclose portfolio holdings must be immediately reported to the CEO. In determining whether or not to approve the dissemination of holdings information, the CEO will consider, among other things, how current the holdings information is. However, in no case will the CEO approve the dissemination of holdings information that is less than one (1) month old.

WOCO will provide certain information relating to the performance of the Private Fund to Investors, as requested. All Investors are provided with the opportunity to request such information to ensure that no selective disclosure of the information has occurred.

Relationships with Clients or Investors

Given WOCO’s standing in the investment community, it has retained executives of public companies and other well connected individuals as Clients. While WOCO may occasionally converse with these individuals as part of the normal course of its research/due diligence process, Portfolio Managers must be aware that the relationship could incent those individuals to divulge additional information (including Material Non-Public Information).

Penalties for Trading on Material Non-Public Information

Severe penalties exist for firms and individuals that engage in the misuse of material non-public information, including civil injunctions, treble damages, disgorgement of profits and jail sentences. Further, fines for individuals and firms found guilty of Insider Trading are levied in amounts up to three times the profit gained or loss avoided, and up to the greater of $1,000,000 or three times the profit gained or loss avoided, respectively.

Procedures to follow when an Employee Believes that They Possess Material Non-Public Information

If an Employee has questions as to whether they are in possession of Material Non-Public Information, they must inform the CCO as soon as possible. From this point, the Employee, CCO and other parties (as needed) will conduct research to determine if the information is likely to be considered important to individuals/entities in making investment decisions, and whether the information has been publicly disseminated. In addition, the CCO may add the issuer and/or underlying public security on WOCO’s Restricted List. WOCO’s Restricted List is described in additional detail in the Personal Securities Transactions Policy of this Code.

Wilkinson O’Grady & Co., Inc.

Code of Conduct and Ethics

Given the severe penalties imposed on individuals and firms engaging in Insider Trading, Employees:

•	Shall not trade the securities of any company in which they possess Material Non-Public Information about the company.

•	Shall not trade in any synthetic instruments that give WOCO’s clients exposure to the securities of any company in which they possess Material Non-Public Information about the company.

•	Shall not trade the securities of any company in which they are deemed insiders who may possess Material Non-Public Information about the company.

•	Shall not discuss any potentially Material Non-Public Information with colleagues, except as specifically required by their position.

•	Shall immediately report the potential receipt of Material Non-Public Information to the CCO.

•	Shall not proceed with any research, trading, etc. until the CCO informs the Employee of the appropriate course of action.

Upon the termination of employment for any reason, Employees must promptly turn over to WOCO all documents and other materials, in whatever form maintained (e.g., hard copy files, electronic files, portable storage drive, etc.), containing, reflecting, or otherwise relating in any way to, Material Non- Public Information.

Personal Securities Transactions Policy

Employees may not purchase or sell any security in which the Employee has a beneficial ownership (as defined below) unless the transaction occurs in an exempted security or the Employee has complied with all procedures set forth below.

Preclearance Procedures

Employees must have written clearance for all personal securities transactions before completing the transactions. WOCO reserves the right to withhold approval of any proposed transaction that may have merely the appearance of improper conduct.

Employees must request preclearance of personal trades by completing the Preclearance Form (in the form of Attachment C) in advance of the proposed transaction. All preclearance requests must be submitted to Mr. Juerg Grimm, Senior Vice President, for preclearance and approval. In his absence, employees must obtain preapproval from the CCO or an Officer of the firm. Once preclearance is granted to an Employee, such Employee may only transact in that security in the current trading day. If the Employee wishes to transact in that security after the respective market close, he or she must again obtain preclearance. All personal trades, either pre or post execution will be reviewed by the CCO. Unless otherwise noted, no preclearance is required for transactions taking place in the exempted securities noted below.

Additional Trading Restrictions

Because the breadth of WOCO’s investment universe is so broad, Senior Management at WOCO feels that the only way to effectively avoid actual and apparent conflicts of interest is to require preclearance of all securities transactions (except for those in exempt securities). However, certain transactions may be particularly problematic regardless of any control activities implemented by WOCO, and will generally not be permitted. These transactions are those of any issuer whose securities: (1) any Client account is in the process of buying or selling, (2) any transaction of an issuer whose securities are being considered for acquisition or divestment in any Client account (hereinafter, “Active Securities”), or (3) any transaction of

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Code of Conduct and Ethics

an issuer whose securities are found on the Company’s Restricted List. In such a circumstance, the Employee may appear to be front running or scalping Clients. Accordingly, WOCO will generally prohibit transactions in Active Securities except that Mr. Grimm and the CCO may allow an Employee to conduct a transaction in an Active Security when the following three criteria are met:

•	The Employee’s transaction is in the same direction as the Client’s transaction;

•	The Employee’s transaction is not within 7 trading days before or after actual Client transactions (unless the transaction is mandated by the Client without the prior knowledge of the WOCO employee, and providing conditions 1 and 3 still apply); and

•	The security is issued by a large and well-capitalized company whose securities are widely traded.

In addition, WOCO maintains a Restricted List containing the names of issuers (including the underlying securities) in which Clients and/or employees are prohibited from conducting any trading activity. Restricted securities typically include, but are not limited to, securities in which WOCO may possess Material Non-Public Information; clients who are, or senior employees of, a publicly traded company; shares of Fiera Capital Corporation; shares of a Mutual Fund; etc. The CCO under limited circumstances, and after careful consideration, may grant an exception to such policy. In such case, the CCO will authorize the exception in writing and will include any necessary constraints or restrictions.

The CCO or his designee is responsible for maintaining the Restricted List and will periodically review and update as necessary. In addition, WOCO will carefully monitor Client and employee trading activity to identify suspicious trading activities in issuers or securities found on the Restricted List.

Exempt Securities

Employees must obtain preclearance for personal transactions in all securities, except:

•	Direct obligations of the government of the United States;

•	Bankers’ acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

•	Shares issued by money market funds;

•	Interests in 529 college savings plans;

•	Shares issued by open-end funds (other than open-end funds managed or sub-advised by WOCO or its affiliates); and

•	Shares issued by unit investment trusts that are invested exclusively in one or more open-end funds.

Beneficial Ownership

Employees are considered to have beneficial ownership of securities if they have or share a direct or indirect pecuniary interest in the securities. Employees have a pecuniary interest in securities if they have the ability, directly or indirectly, to profit or share in any profit from a securities transaction.

The following are examples of indirect pecuniary interests in securities:

•	Securities held by members of the Employees’ immediate family sharing the same household. For this purpose “immediate family” means any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-inlaw, or sister-in-law. Adoptive relationships are included;

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•	Employees’ interests as a general partner in securities held by a limited partnership; and

•	Employees’ interests as a manager or member in the securities held by a limited liability company.

Employees do not have an indirect pecuniary interest in securities held by entities in which they hold an equity interest unless they are a controlling equity holder or they have or share control over the securities held by the entity.

Employees do have a pecuniary interest in the securities held by any trust (1) where the Employee has the power to revoke the trust without the consent of another person (excluding immediate family members), and/or (2) the beneficiaries of which are or include the Employee or members of the Employee’s immediate family.

Investments in Private Placements and IPOs

For the avoidance of doubt, no Employee shall participate in, directly or indirectly, the purchase or other acquisition of the beneficial ownership in any security issued in a private placement or IPO without first obtaining preclearance.

Reporting Requirements

In order for WOCO to determine if there are any indications of scalping, front-running, or the appearance of any conflicts of interest, including, for example, any personal trading in securities also held by a Mutual Fund, each Employee shall submit the following reports in the forms attached hereto to Mr. Juerg Grimm, showing all transactions in securities in which the person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership except for exempt transactions listed below and transactions in the exempt securities listed above (“Reportable Securities”).

Transaction Reports

Employees are requested, but not required, to instruct their banks and brokers to send to WOCO duplicate brokerage account statements, to be received by the CCO. If an Employee’s trades do not occur through a broker or bank (e.g., a purchase of a private investment fund) or if the Employee’s bank or broker does not deliver duplicate statements to the CCO, such transactions shall be reported separately on the quarterly personal securities transaction report provided in Attachment D.

The trade confirmations and transaction reports required hereunder shall contain at least the following information for each transaction in which the Employee had, or as a result of the transaction acquired, any direct or indirect beneficial ownership: (a) the date of the transaction, the name of the Reportable Security and, as applicable, the exchange ticker symbol and CUSIP number, the interest rate and maturity date, and the number of shares or the principal amount of each Reportable Security involved; (b) the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition); (c) the price at which the transaction was effected; (d) the name of the bank or broker with or through which the transaction was effected; and (e) the date that the report is submitted.

On a quarterly basis Employees are also required to report any new brokerage accounts opened or existing accounts closed to Mr. Juerg Grimm (see Attachment D).

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Code of Conduct and Ethics

Initial and Annual Holdings Reports

New WOCO Employees are required to report all of their personal securities holdings and disclose the name of any broker, dealer, or bank with which such holdings are held not later than ten days after the commencement of their employment (see Attachment E and F for a copy of the initial holdings report). The initial holdings report must be current as of a date not more than 45 days prior to the date the person becomes subject to this Code of Ethics.

Existing Employees are required to provide WOCO with a complete list of securities holdings and disclose the name of any broker, dealer, or bank with which such holdings are held on an annual basis, or on or before February 14th or such other date as may determined by WOCO) of each year. The report shall be current as of the prior December 31, which is a date not more than 45 days from the final date the report is due to be submitted. (See Attachment E and F for a copy of the annual holdings report.) Employees who have opted to instruct their banks and brokers to send to WOCO duplicate brokerage account statements need not prepare a separate annual holdings report so long as all the relevant information called for therein is included in the account statement(s) as of the prior December 31 and is received by WOCO on or before February 14th (or such other date as may be determined by WOCO).

Each holdings report (both the initial and annual) must contain, at a minimum: (a) the name and type of security and, as applicable, the exchange ticker symbol and CUSIP number, number of shares or principal amount of each Reportable Security in which the Employee has any direct or indirect beneficial ownership; (b) the name of any bank or broker with which the Employee maintains an account in which any securities are held for the Employee’s direct or indirect benefit; and (c) the date the Employee submits the report. In the event that an Employee submits brokerage or custodial statements to satisfy the initial and/or annual holdings report requirement, the Employee must ensure that such statements include the information listed above.

Review of Reports

A file is maintained for each Employee that contains each Employee’s submitted reports, which shall include any duplicate trade confirmations and account statements provided and documentation with respect to all requests for permission to make a securities trade and whether such approval was granted or denied. At the end of each quarter, the CCO his designee shall review the reports or duplicate trade confirmations and account statements, as applicable, against the documentation granting or denying such Employee’s requests to make a securities trade. Such reports are also compared against the Restricted List. The CCO or his designee shall create an exception report for all trades made without appropriate permission and for trades in the securities of a company on the Restricted List. The CCO or his designee will closely monitor Employees’ investment patterns to detect any abuses of WOCO’s personal securities transactions policy.

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Code of Conduct and Ethics

AS NOTED ABOVE, EMPLOYEES MUST REPORT THE NAME OF ANY BANK OR BROKER WITH WHICH THE EMPLOYEE MAINTAINS AN ACCOUNT IN WHICH ANY SECURITIES ARE HELD FOR THE EMPLOYEE’S DIRECT OR INDIRECT BENEFIT. THIS REQUIREMENT DOES NOT PROVIDE FOR ANY EXEMPTIONS TO THE DEFINITION OF A SECURITY. THUS, IF AN EMPLOYEE HAS A BENEFICIAL INTEREST IN AN EXEMPT SECURITY IN AN ACCOUNT THAT HAS NOT PREVIOUSLY BEEN REPORTED, THE NAME OF THE BANK OR BROKER WHERE THAT ACCOUNT IS MAINTAINED MUST BE REPORTED. USING ATTACHMENT F.

Duplicate Copies

A form letter for an Employee’s bank or broker is attached to this Policy as Attachment G. In order to help ensure that duplicate trade confirmations are received for all accounts, Employees must complete and send a letter similar to Attachment G to each bank or broker maintaining an account for the direct or indirect benefit of the Employee.

Exempt Transactions

An Employee is not required to submit: (1) a transaction or initial and annual holdings report with respect to securities held in accounts over which the Employee had no direct or indirect influence or control (e.g., any transactions occurring in an account that is managed on a fully-discretionary basis by an unaffiliated money manager and over which such Employee has no direct or indirect influence or control), and (2) a transaction report with respect to transactions effected pursuant to an automatic investment plan. The CCO will determine on a case-by-case basis whether an account qualifies for either of these exceptions. In addition, from time to time the CCO may exempt certain transactions on a fully documented trade-by trade basis.

Trading and Review

Though not prohibited by this Personal Securities Transactions Policy, WOCO does not expect its Employees to engage in frequent short-term trading (or “day trading”). In addition, except in extraordinary circumstances and subject to preclearance approval, WOCO forbids its Employees from trading opposite of the Company’s strategies. WOCO strictly forbids front-running Client accounts. The CCO will closely monitor Employees’ investment patterns to detect these abuses. Finally, in order to avoid even the appearance of market timing activities, Employees are strictly prohibited from engaging in short-term trades of mutual fund shares. Mr. Juerg Grimm will monitor the CCO’s personal securities transactions for compliance with this policy.

External Activities Policy

Outside Business Activities

Employees may, under certain circumstances, be granted permission to engage in outside business activities with public or private corporations, partnerships, not-for-profit institutions, and other entities. However, service with outside organizations can raise serious regulatory issues and concerns, including

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conflicts of interest and access to Material Non-Public Information. Employees are prohibited from engaging in outside activities without the prior written approval of the CEO. Approval will be granted on a case-by-case basis, subject to careful consideration of potential conflicts of interest, disclosure obligations, and any other relevant regulatory issues. Employees are expected to seek approval for outside business activities via email.

If an Employee receives approval to engage in an outside business activity and subsequently becomes aware of a material conflict of interest that was not disclosed when the approval was granted, the conflict must be promptly brought to the attention of the CEO.

Diversion of WOCO’s Business or Investment Opportunities

An Employee may not acquire or receive personal gain or profit from any business opportunity that comes to his or her attention as a result of his or her association with WOCO and in which he or she knows that WOCO might be expected to participate or have an interest, without:

•	Disclosing in writing all necessary facts to the CCO;

•	Offering the particular opportunity to WOCO; and

•	Obtaining written authorization to participate from Senior Management.

Loans

No Employees may borrow from or become indebted to any person, business or company having business dealings or a relationship with WOCO, except with respect to customary personal loans (such as home mortgage loans, automobile loans, and lines of credit), unless the arrangement is disclosed in writing and receives prior approval from the CCO.

Dealings with Government and industry Regulators

WOCO forbids payments of any kind by it, its Employees, or any agent or other intermediary to any government official, self-regulatory official, corporation or other similar person or entity, within the United States or abroad, for the purpose of obtaining or retaining business, or for the purpose of receiving favorable consideration.

All Employees are required to cooperate fully with management in connection with any internal or independent investigation and any claims, actions, arbitrations, litigations, investigations or inquiries involving WOCO. Employees are expected, if requested, to provide WOCO with reasonable assistance, including, but not limited to, meeting or consulting with WOCO and its representatives, reviewing documents, analyzing facts, or appearing or testifying as witnesses or interviewees.

Political Contribution and Charitable Donations

Political contributions by WOCO or Employees to politically connected individuals or entities with the intention of influencing such individuals or entities for business purposes are strictly prohibited. WOCO has not, and does not anticipate that it will, provide advisory services to any “government entities,” so the restrictions on collecting fees from “government entities” under Rule 206(4)-5 (the “Pay-to-Play Rule”) that may stem from Employees’ political contributions are not expected to affect WOCO’s

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operations. However, should WOCO provide advisory services to any government entities in the future, WOCO will develop appropriate policies and procedures governing political contributions made by WOCO and/or its Employees.

Donations by WOCO or Employees to charities with the intention of influencing such charities to become Clients or Investors are strictly prohibited. Employees should notify the CCO about any actual or apparent conflict of interest in connection with any charitable contribution, or about any contribution that could give an appearance of impropriety.

Use of WOCO Property

No Employee may utilize property of WOCO, or utilize the services of WOCO, or its Employees, for his or her personal benefit or the benefit of another person or entity, without written approval of Senior Management. For this purpose, “property” means both tangible and intangible property, including funds, premises, equipment, supplies, information, business plans, business opportunities, confidential research, intellectual property, proprietary processes, and ideas for new research or services.

Protection of WOCO’s Name

Employees should at all times be aware that WOCO’s name, reputation and credibility are valuable assets that must be safeguarded from any potential misuse. Care should be exercised to avoid the unauthorized or inappropriate use of WOCO’s name.

Involvement in Litigation or Proceedings

Employees must advise the CCO immediately if they become involved in, or threatened with, litigation or an administrative investigation or proceeding of any kind, are subject to any judgment, order or arrest, or are contacted by any regulatory authority.

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Attachment A – Code of Conduct and Ethics Acknowledgement Form

By signing below, I certify that I have received, read, understood, abided by, and will continue to abide by WOCO’s Code of Conduct and Ethics. I understand that any questions about WOCO’s Code of Conduct or Ethics should be directed to the CCO.

Print Name:

Signature:

Date:

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Attachment B—Employee Compliance Questionnaire

Please answer the following questions accurately. If you mark any shaded boxes, explain your response in the space following the table.

Question	Yes No
1. Are you or any members of your immediate family employed by a financial services company or a company that provides products or services to WOCO?

2. Do you or any member of your immediate family serve as a general partner or managing member for an investment-related pooled investment vehicle?

3. Do you or any members of your immediate family have some other business or personal relationship with, or substantive investment in, a financial services company or a company that provides products or services to WOCO?

4. Do you or any members of your immediate family have any business or personal relationship with any Client or Investor.

5. Are you or any members of your immediate family employed by any government?

6. Do you or any members of your immediate family serve as officers or directors of any organizations (including private companies, public companies, and notfor-profit organizations)?

7. Are you aware of any conflicts of interest that have not already been disclosed to the CCO involving WOCO, you or your immediate family members and any Client or Investor.

8. In the past ten years, have you been convicted of, plead guilty, or plead no contest in a domestic, foreign, or military court to any:

• Felony

• Misdemeanor involving investments or an investment-related business, or any fraud, false statements, or omissions, wrongful taking of property, bribery, perjury, forgery, counterfeiting, extortion, or a conspiracy to commit any of these offenses?

9. In the past ten years, has any federal regulatory agency, the U.S. Postal Service, any state agency, or any foreign financial regulatory authority found you:

• To have made a false statement or omission?

• To have been involved in a violation of SEC or CFTC regulations or statutes?

• To have been a cause of an investment related business having its authorization to do business denied, suspended, revoked, or restricted?

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Question	Yes No
10. In the past ten years, has any federal regulatory agency, the U.S. Postal Service, any state regulatory agency, or any foreign financial regulatory authority:

• Entered an order against you in connection with investment-related activity?

• Imposed a civil money penalty on you, or ordered you to cease and desist from any activity?

11. In the past ten years, has any self-regulatory organization or commodities exchange found you to have:

• Made a false statement or omission, or been dishonest, unfair, or unethical?

• Been involved in a violation of investment-related regulations or statutes?

• Been a cause of an investment related business having its authorization to do business denied, suspended, revoked, or restricted?

12. Has an authorization to act as an attorney, accountant, or federal contractor granted to you ever been revoked or suspended?

13. In the past ten years, has any domestic or foreign court:

• Enjoined you in connection with any investment-related activity?

• Found that you were involved in a violation of investment-related statutes or regulations?

• Dismissed, pursuant to a settlement agreement, an investment related civil action brought against you by a state or foreign financial regulatory authority?

14. Are you now the subject of any proceeding that could result in a “yes” answer to any of the preceding questions?

New Employees should skip questions 19 through 25.

15. During the past 12 months, have you obtained preclearance and reported all personal securities transactions or holdings in accordance with WOCO’s Personal Securities Transaction Policy?

16. During the past 12 months, have you complied with the approval and reporting provisions within WOCO’s Gift and Entertainment Policy?

17. During the past 12 months, have you received any Client or Investor complaint that was not escalated in accordance with WOCO’s Client or Investor Complaint Policy?

18. During the past 12 months, have you distributed any marketing or advertising materials that were not reviewed and approved in accordance with WOCO’s Marketing and Advertising Policy or with the Marketing Supplement Relating to Private Investment Vehicles?

19. During the past 12 months, have you received any material non-public information that you did not disclose to the CCO?

20. During the past 12 months, have you become aware of any violation of WOCO’s Code of Conduct and Ethics that you did not disclose to the CCO?

21. During the past 12 months, have you become aware of any violation of WOCO’s Client and Investor Privacy Policy that you did not disclose to the CCO?

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Please use the space below to explain any marks in shaded boxes. For each explanation, indicate the relevant question number. Use additional pages as necessary.

By signing below, I certify that I responded to the Employee Compliance Questionnaire completely and accurately.

Print Name:

Signature:

Date:

Attachment C– Preclearance Form for Securities Transactions

Account Name/Number:

Transaction Type: Buy / Sell / Short / Cover Short / Other (describe):

Security Name:

Security Type: Common Stock / Option / Debt / Other (describe):

Symbol or Identifier:

Number of Shares / Contracts / Principal Amount:

Broker / Custodian:

By signing below, I certify and acknowledge the following:

1. I have no Material Non-Public Information or other knowledge pertaining to this proposed transaction that constitutes a violation of Company policy, confidentiality agreements or securities laws;

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2. The proposed transaction complies in all respects with the provisions of WOCO’s Code of Conduct and Ethics including the trading blackout provision;

3. If the proposed transaction does not comply with the provisions of WOCO’s Code of Conduct and Ethics, I may be subject to disciplinary action;

4. I am not an officer, director or principal shareholder of the issuer and am not required to file reports required by Section 16 of the Exchange Act.

5. I attest that I will not recommend, promote, support or otherwise encourage the initial purchase or any sale of this security in client accounts for a period of 30 days.

6. If after 30 days I or the Investment Committee transact in this security, I will immediately provide the CCO with a detailed outline describing the current appropriateness of client inclusion/disposition in portfolio versus this transaction date.

7. Should this security be brought up for discussion with the Investment Committee as a whole or individually for inclusion in portfolio, I will fully disclose all details of this transaction to the individual and/or group before the discussion continues. I will also inform the CCO in writing immediately. Please note that once preclearance is granted, you may only transact in the approved security during the current trading day unless an extended preclearance period is granted by the CCO.

Signature:	Date:

Print Name:

Internal Use Only

Preclearance/Approval:	Approved/Disapproved:

Compliance Reviewer:	Approved/Disapproved:

Reasons Supporting Decision:

Date:

Notes/Comments:

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Attachment D– Quarterly Reporting Form: Transactions and Accounts

For the Quarter Ended:

Number of Shares	Security Name	Type (common stock, bond, etc.)	Ticker or CUSIP	Buy / Sell	Principal Amount	Interest Rate / Maturity	Price	Date	Executed By (Broker/Dealer or Bank)

Name of Broker/Dealer or Bank	Account Title	Account Number	Date Account was Established

I certify that this form fully discloses all transactions of Reportable Securities in which I have a beneficial interest, and that I have reported any new accounts which hold any securities during the quarter. I understand that I am presumed to have a beneficial interest in securities transactions of immediate family members living in the same household.

Signature:	Print Name:	Date:

Deliver to the CCO or designee within 30 days of the end of each calendar quarter. Use additional sheets if necessary.

With respect to Section 16 of the Exchange Act, nothing in this report should be construed as an admission that the person making the report has a direct or indirect beneficial ownership in the Securities to which the report relates.

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Attachment E– Initial/Annual Holdings Reporting Form: Reportable Securities

Security Name	Ticker or CUSIP (As Applicable)	Type (Common Stock, Bond, etc.)	Number of Shares or Principal Amount (As Applicable)

I certify that this form fully discloses all Reportable Security holdings in which I have a beneficial interest. I understand that I am presumed to have a beneficial interest in Securities holdings of immediate family members living in the same household. Deliver to the CCO or designee within 10 days of becoming associated with WOCO, and by February 14th of each year. Use additional sheets if necessary.

Signature	Date

Print Name

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Attachment F – Initial/Annual Holdings Reporting Form: Accounts

Information is current as of:

Name of Broker/Dealer or Bank	Account Title	Account Number

I certify that this form fully discloses all of the Securities accounts in which I have a beneficial interest. I understand that I am presumed to have a beneficial interest in Securities accounts of immediate family members living in the same household.

Deliver to the CCO or designee within 10 days of becoming associated with WOCO, and by February 14th of each year. Use additional sheets if necessary.

Signature	Date

Print Name

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Attachment G– Letter to a Broker/Dealer DATE NAME OF BROKER/CUSTODIAN ADDRESS CITY, STATE ZIP

Re: Account No.

Account Name

Dear NAME,

As of DATE, please send duplicate account statements for the above named account to:

<Firm Name>

Attn: <CCO>, Chief Compliance Officer <or a designee>

<Firm Address>

<City, State Zip>

If you have any questions or concerns, please call me at <Firm Phone Number>. Thank you for your immediate attention to this matter.

Sincerely,

NAME

cc: Stephen McShea, Chief Compliance Officer